EXHIBIT 99.1

EOG Resources, Inc.
News Release
For Further Information Contact:	Investors
Maire A. Baldwin
(713) 651-6EOG (651-6364)

Media and Investors
Elizabeth M. Ivers
(713) 651-7132

EOG RESOURCES REPORTS 2008 RESULTS AND INCREASES DIVIDEND

  Recorded 26 Percent Return on Capital Employed
  Delivered 15 Percent Total Company Year-Over-Year Organic Production Growth
  Reported Progress in Barnett Oil, Bakken Extension and Haynesville Plays
  Posted Total Reserve Replacement of 228 Percent at Attractive Finding Costs
  Defines 2009 Operations Strategy
  Increases Dividend on Common Stock

FOR IMMEDIATE RELEASE: Wednesday, February 4, 2009

HOUSTON - EOG Resources, Inc. (EOG) today reported fourth quarter 2008 net income available to common stockholders of $461.5 million, or $1.84 per share. This compares to fourth quarter 2007 net income available to common stockholders of $358.0 million, or $1.44 per share. For the full year 2008, EOG reported net income available to common stockholders of $2,436.5 million, or $9.72 per share as compared to $1,083.3 million, or $4.37 per share, for the full year 2007.

The results for the fourth quarter 2008 included a previously disclosed $528.8 million ($340.3 million after tax, or $1.36 per share) net gain on the mark-to-market of financial commodity transactions. During the quarter, the net cash inflow related to financial commodity contracts was $100.7 million ($64.8 million after tax, or $0.26 per share). Consistent with some analysts' practice of matching realizations to settlement months, adjusted non-GAAP net income available to common stockholders for the quarter was $186.0 million, or $0.74 per share. Adjusted non-GAAP net income available to common stockholders for the fourth quarter 2007 was $319.4 million, or $1.29 per share. On a similar basis, eliminating the items detailed in the attached table, adjusted non-GAAP net income available to common stockholders for the full year 2008 was $1,879.1 million, or $7.50 per share, and for the full year 2007 was $1,074.2 million, or $4.34 per share. (Please refer to the attached tables for the reconciliation of adjusted non-GAAP net income available to common stockholders to GAAP net income available to common stockholders.)

Operational Highlights

Meeting the full year production growth target set in February 2008, EOG posted strong operational results by increasing total company production 15 percent over 2007, all organic. Crude oil production increased by 46 percent, driven primarily by continued drilling success from the North Dakota Bakken Play.

Stepping outside its established footprint in the natural gas area of the Fort Worth Basin Barnett Shale, EOG also reported strong test results from the Barnett Crude Oil Play (retitled the Barnett Combo Play). EOG has a dominant acreage position in the Barnett Combo, an oil play with a liquids rich natural gas stream. During the second half of 2008, drilling efforts were focused on defining acreage limits and testing wells with various completion methodologies. A total of 22 horizontal wells were completed during the second half of the year with average daily initial production rates of 300 barrels of crude oil, 130 barrels of natural gas liquids and 940 thousand cubic feet of associated natural gas. EOG recently commissioned its natural gas processing plant for this area, which will allow the company to move into development mode. EOG plans to drill 60 Barnett Combo wells in 2009.

During the past year EOG drilled five successful exploratory oil wells in the North Dakota Bakken outside its core area, the Parshall Field. By applying the same horizontal drilling and enhanced completion technology to this extension called the North Dakota Bakken Lite, EOG increased the potential for crude oil reserves on its acreage and added several years to its drilling inventory. EOG's total position in both the North Dakota Bakken Core and Bakken Lite was approximately 400,000 net acres at year-end 2008.

Testing the Haynesville Shale in North Louisiana, EOG drilled two horizontal wells on its acreage during 2008. The Martin Timber #2H tested at a rate of 17.4 million cubic feet per day (MMcfd), gross with 4,700 psi flowing tubing pressure. The Bedsole 27#1H tested at a rate of 17.5 MMcfd, gross with 7,400 psi flowing tubing pressure. EOG has 100 and 57 percent working interest in the wells, respectively. Due to pipeline limitations, the wells are currently producing at a combined restricted rate of 17 MMcfd until additional infrastructure is in place. EOG has estimated net reserve potential of 3 to 4 trillion cubic feet of natural gas on its 116,000 net acres and expects to drill 14 Haynesville wells in 2009.

"EOG had an outstanding year in 2008. We delivered conclusive results on the targets we laid out early last year and made significant progress in developing new plays such as the Horn River, Haynesville and Marcellus," said Mark G. Papa, Chairman and CEO. "With our consistent philosophy and focus on returns, we again reported very strong return on capital employed - 26 percent for the year."

For the 10-year period ended 2008, EOG reported return on capital employed (ROCE) of 20 percent. On a non-GAAP net income basis, EOG reported ROCE of 20 percent for 2008. (Please refer to the attached tables for the calculation of ROCE and the related reconciliations of after-tax interest expense (non-GAAP), adjusted net income (non-GAAP) and net debt (non-GAAP), as used in the calculations of ROCE, to interest expense (GAAP), net income (GAAP) and current and long-term debt (GAAP).)

Reserves

At December 31, 2008, total company reserves were approximately 8.7 trillion cubic feet equivalent, an increase of 944 billion cubic feet equivalent (Bcfe), or 12 percent higher than year-end 2007. In 2008:

    Total reserve replacement from all sources - the ratio of net reserve additions from drilling, acquisitions, total revisions and dispositions to total production - was 228 percent at a total reserve replacement cost of $2.60 per thousand cubic feet equivalent (Mcfe).

    In the United States, EOG added 1,703 Bcfe of reserves from drilling and acquisitions, net of total revisions, with capital expenditures of $4,295 million, excluding gathering systems, processing plant and other expenditures. Total reserve replacement from all sources was 270 percent at a reserve replacement cost of $2.52 per Mcfe.

    Excluding the impact of price related revisions of 75 Bcfe due to lower natural gas and crude oil prices, total reserve replacement was 238 percent at a reserve replacement cost of $2.50 per Mcfe. Price related revisions were based on year-end 2008 benchmark Henry Hub natural gas pricing of $5.71 per million British thermal unit and year-end benchmark West Texas Intermediate crude oil pricing of $44.60 per barrel as posted on the New York Mercantile Exchange, as compared to year-end 2007 pricing of $6.80 and $95.98, respectively. (Please see attached tables for supporting data for the reconciliation of non-GAAP drilling capital expenditures to GAAP total costs incurred in exploration and development activities and for the calculation of reserve replacement percentages and reserve replacement costs.)

For the 21st consecutive year, internal reserve estimates were within 5 percent of those prepared by the independent reserve engineering firm of DeGolyer and MacNaughton (D&M). For 2008, D&M prepared a complete independent engineering analysis of properties containing 79 percent of EOG's proved reserves on a Bcfe basis.

"We are pleased with our 2008 results. We did not have any significant property impairments or any meaningful price related reserve revisions. This speaks to the efficacy of EOG's long-term conservative strategy of growing production organically while focusing on returns," said Papa.

Capital Structure

At December 31, 2008, EOG's total debt outstanding was $1,897 million for a debt-to-total capitalization ratio of 17 percent. Taking into account cash on the balance sheet of $331 million, at the end of the year EOG's net debt was $1,566 million and the net debt-to-total capitalization ratio was 15 percent. (Please refer to the attached tables for the reconciliation of net debt (non-GAAP) to current and long-term debt (GAAP) and the reconciliation of net debt-to-total capitalization ratio (non-GAAP) to debt-to-total capitalization ratio (GAAP).)

2009 Operational Plans and Targets

In response to the current weakness in commodity prices, EOG has structured this year's operational plan with the goal of keeping its year-end 2009 net debt relatively flat with that of year-end 2008. While remaining flexible, EOG's production growth targets and the capital expenditure program will be a function of cash flow generation and reinvestment rates of return. Based on the current futures market for natural gas and crude oil, EOG plans to execute a total capital program of approximately $3.1 billion in 2009, of which $2.85 billion will be allocated to exploration and development activities, to generate approximately 3 percent total company organic production growth. The production increases will be driven by United States crude oil and natural gas liquids production.

In the North Dakota Bakken, EOG is temporarily reducing roughly half of its crude oil and associated natural gas production. This moderation is in response to current low crude oil prices coupled with high transportation costs related to trucking and correspondingly wide commodity price differentials due to location. Resumption of full production in this area will depend upon the strengthening of hydrocarbon prices and the development of crude oil transportation alternatives.

"With natural gas and crude oil prices thus far in 2009 reflecting a worldwide decline in demand, EOG's long-term strategy of profitability and maintaining a strong balance sheet gives us the flexibility to successfully weather diverse economic cycles. Although we plan to keep capital expenditures in line with cash flow during 2009, we will balance that with an active horizontal exploration program to set us up for an expected rebound in commodity prices in 2010," said Papa.

Dividend Increase

Following two increases during 2008, EOG's Board of Directors has again increased the cash dividend on the common stock. Effective with the dividend payable on April 30, 2009 to holders of record as of April 16, 2009, the quarterly dividend on the common stock will be $0.145 per share, an increase of 7 percent over the previous indicated annual rate. The indicated annual rate of $0.58 per share is the tenth increase in 10 years.

Conference Call Scheduled for February 5, 2009

EOG's fourth quarter and full year 2008 results conference call will be available via live audio webcast at 8 a.m. Central Standard Time (9 a.m. Eastern Standard Time) on Thursday, February 5, 2009. To listen, log on to www.eogresources.com. The webcast will be archived on EOG's website through Thursday, February 19, 2009.

EOG Resources, Inc. is one of the largest independent (non-integrated) oil and natural gas companies in the United States with proved reserves in the United States, Canada, Trinidad, the United Kingdom North Sea and China. EOG Resources, Inc. is listed on the New York Stock Exchange and is traded under the ticker symbol "EOG."

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, including, among others, statements and projections regarding EOG's future financial position, operations, performance, business strategy, budgets, reserve information, levels of production and costs and statements regarding the plans and objectives of EOG's management for future operations, are forward-looking statements. EOG typically uses words such as "expect," "anticipate," "estimate," "project," "strategy," "intend," "plan," "target," "goal," "may," "will" and "believe" or the negative of those terms or other variations or comparable terminology to identify its forward-looking statements. In particular, statements, express or implied, concerning EOG's future operating results and returns or EOG's ability to replace or increase reserves, increase production or generate income or cash flows are forward-looking statements. Forward-looking statements are not guarantees of performance. Although EOG believes the expectations reflected in its forward-looking statements are reasonable and are based on reasonable assumptions, no assurance can be given that these assumptions are accurate or that these expectations will be achieved or will prove to have been correct. Moreover, EOG's forward-looking statements may be affected by known and unknown risks, events or circumstances that may be outside EOG's control. Important factors that could cause EOG's actual results to differ materially from the expectations reflected in EOG's forward-looking statements include, among others:

  the timing and extent of changes in prices for natural gas, crude oil and related commodities;

  changes in demand for natural gas, crude oil and related commodities, including ammonia and methanol;

  the extent to which EOG is successful in its efforts to discover, develop, market and produce reserves and to acquire natural gas and crude oil properties;

  the extent to which EOG can optimize reserve recovery and economically develop its plays utilizing horizontal and vertical drilling and advanced completion technologies;

  the extent to which EOG is successful in its efforts to economically develop its acreage in the Barnett Shale, the Bakken Formation, its Horn River Basin and Haynesville plays and its other exploration and development areas;

  EOG's ability to achieve anticipated production levels from existing and future natural gas and crude oil development projects, given the risks and uncertainties inherent in drilling, completing and operating natural gas and crude oil wells and the potential for interruptions of production, whether involuntary or intentional as a result of market or other conditions;

  the availability, proximity and capacity of, and costs associated with, gathering, processing, compression and transportation facilities;

  the availability, cost, terms and timing of issuance or execution of, and competition for, mineral licenses and leases and governmental and other permits and rights of way;

  competition in the oil and gas exploration and production industry for employees and other personnel, equipment, materials and services and, related thereto, the availability and cost of employees and other personnel, equipment, materials and services;

  EOG's ability to obtain access to surface locations for drilling and production facilities;

  the extent to which EOG's third party-operated natural gas and crude oil properties are operated successfully and economically;

  EOG's ability to effectively integrate acquired natural gas and crude oil properties into its operations, fully identify existing and potential problems with respect to such properties and accurately estimate reserves, production and costs with respect to such properties;

  weather, including its impact on natural gas and crude oil demand, and weather-related delays in drilling and in the installation and operation of gathering and production facilities;

  the ability of EOG's customers and other contractual counterparties to satisfy their obligations to EOG and, related thereto, to access the credit and capital markets to obtain financing needed to satisfy their obligations to EOG;

  EOG's ability to access the commercial paper market and other credit and capital markets to obtain financing on terms it deems acceptable, if at all;

  the accuracy of reserve estimates, which by their nature involve the exercise of professional judgment and may therefore be imprecise;

  the timing and extent of changes in foreign currency exchange rates, interest rates, inflation rates, global and domestic financial market conditions and global and domestic general economic conditions;

  the extent and effect of any hedging activities engaged in by EOG;

  the timing and impact of liquefied natural gas imports;

  the use of competing energy sources and the development of alternative energy sources;

  political developments around the world, including in the areas in which EOG operates;

  changes in government policies, legislation and regulations, including environmental regulations;

  the extent to which EOG incurs uninsured losses and liabilities;

  acts of war and terrorism and responses to these acts; and

  the other factors described under Item 1A, "Risk Factors", on pages 13 through 16 of EOG's Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any updates to those factors set forth in EOG's subsequent Quarterly Reports on Form 10-Q.

In light of these risks, uncertainties and assumptions, the events anticipated by EOG's forward-looking statements may not occur, and you should not place any undue reliance on any of EOG's forward-looking statements. EOG's forward-looking statements speak only as of the date made and EOG undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

The United States Securities and Exchange Commission (SEC) currently permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. As noted above, statements of proved reserves are only estimates and may be imprecise. Any reserve estimates provided in this press release that are not specifically designated as being estimates of proved reserves may include not only proved reserves, but also other categories of reserves that the SEC's guidelines strictly prohibit EOG from including in filings with the SEC. Investors are urged to consider closely the disclosure in EOG's Annual Report on Form 10-K for the fiscal year ended December 31, 2007, available from EOG at P.O. Box 4362, Houston, Texas 77210-4362 (Attn: Investor Relations). You can also obtain this report from the SEC by calling 1-800-SEC-0330 or from the SEC's website at www.sec.gov.

EOG RESOURCES, INC.
FINANCIAL REPORT
(Unaudited; in millions, except per share data)

	Quarter		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Net Operating Revenues	$1,633.7	$1,286.0	$7,127.1	$4,239.3
Net Income Available to Common Stockholders	$461.5	$358.0	$2,436.5	$1,083.3
Net Income Per Share Available to Common Stockholders
Basic	$1.86	$1.46	$9.88	$4.45
Diluted	$1.84	$1.44	$9.72	$4.37
Average Number of Shares Outstanding
Basic	247.7	244.4	246.7	243.5
Diluted	250.2	248.5	250.5	247.6

SUMMARY INCOME STATEMENTS
(Unaudited; in thousands)

	Quarter		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Net Operating Revenues
Natural Gas	$814,733	$836,515	$4,452,058	$3,032,805
Crude Oil, Condensate and Natural Gas Liquids	275,883	335,690	1,769,926	987,523
Gains on Mark-to-Market Commodity Derivative Contracts	528,844	45,215	597,911	93,108
Gathering, Processing and Marketing	13,628	42,462	164,535	73,539
Other, Net	639	26,102	142,713	52,328
Total	1,633,727	1,285,984	7,127,143	4,239,303
Operating Expenses
Lease and Well	162,891	123,856	559,185	452,044
Transportation Costs	70,885	42,784	274,090	152,236
Gathering and Processing Costs	14,165	8,359	40,550	27,775
Exploration Costs	48,489	44,005	193,886	150,445
Dry Hole Costs	27,105	40,710	55,167	115,382
Impairments	79,268	60,657	192,859	147,517
Marketing Costs	12,431	39,248	152,842	66,680
Depreciation, Depletion and Amortization	368,135	282,234	1,326,875	1,065,545
General and Administrative	58,249	66,047	243,708	205,210
Taxes Other Than Income	40,930	58,267	320,796	208,073
Total	882,548	766,167	3,359,958	2,590,907

Operating Income	751,179	519,817	3,767,185	1,648,396

Other Income, Net	2,257	7,014	31,012	29,250

Income Before Interest Expense and Income Taxes	753,436	526,831	3,798,197	1,677,646

Interest Expense, Net	18,343	15,751	51,658	46,778

Income Before Income Taxes	735,093	511,080	3,746,539	1,630,868

Income Tax Provision	273,621	149,885	1,309,620	540,950

Net Income	461,472	361,195	2,436,919	1,089,918

Preferred Stock Dividends	-	3,161	443	6,663

Net Income Available to Common Stockholders	$461,472	$358,034	$2,436,476	$1,083,255

EOG RESOURCES, INC.
OPERATING HIGHLIGHTS
(Unaudited)

	Quarter		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Wellhead Volumes and Prices
Natural Gas Volumes (MMcfd) (A)
United States	1,231	1,010	1,162	971
Canada	231	225	222	224
Trinidad	184	241	218	252
Other International (B)	18	20	17	23
Total	1,664	1,496	1,619	1,470

Average Natural Gas Prices ($/Mcf) (C)
United States	$5.65	$6.48	$8.22	$6.27
Canada	5.71	6.36	7.64	6.25
Trinidad	2.53	3.84	3.58	2.71
Other International (B)	6.23	9.45	8.18	6.19
Composite	5.32	6.08	7.51	5.65

Crude Oil and Condensate Volumes (MBbld) (A)
United States	50.4	27.6	39.5	24.6
Canada	2.7	2.3	2.7	2.4
Trinidad	2.5	3.8	3.2	4.1
Other International (B)	0.1	0.1	0.1	0.1
Total	55.7	33.8	45.5	31.2

Average Crude Oil and Condensate Prices ($/Bbl) (C)
United States	$46.03	$84.83	$87.68	$68.85
Canada	45.60	79.98	89.70	65.27
Trinidad	47.67	78.37	92.90	69.84
Other International (B)	84.33	86.70	99.30	66.84
Composite	46.12	83.77	88.18	68.69

Natural Gas Liquids Volumes (MBbld) (A)
United States	15.9	13.7	15.0	11.1
Canada	0.9	1.1	1.0	1.1
Total	16.8	14.8	16.0	12.2

Average Natural Gas Liquids Prices ($/Bbl) (C)
United States	$26.45	$56.27	$53.33	$47.63
Canada	30.08	53.18	54.77	44.54
Composite	26.65	56.04	53.42	47.36

Natural Gas Equivalent Volumes (MMcfed) (D)
United States	1,629	1,257	1,490	1,184
Canada	253	246	244	245
Trinidad	199	264	237	276
Other International (B)	18	20	17	24
Total	2,099	1,787	1,988	1,729

Total Bcfe (D)	193.1	164.4	727.6	631.3

(A)	Million cubic feet per day or thousand barrels per day, as applicable.
(B)	Other International includes EOG's United Kingdom operations and, effective July 1, 2008, EOG's China operations.
(C)	Dollars per thousand cubic feet or per barrel, as applicable.
(D)	Million cubic feet equivalent per day or billion cubic feet equivalent, as applicable; includes natural gas, crude oil, condensate and natural gas liquids. Natural gas equivalents are determined using the ratio of 6.0 thousand cubic feet of natural gas to 1.0 barrel of crude oil, condensate or natural gas liquids.

EOG RESOURCES, INC.
SUMMARY BALANCE SHEETS
(Unaudited; in thousands, except share data)

	December 31,	December 31,
	2008	2007

ASSETS
Current Assets
Cash and Cash Equivalents	$331,311	$54,231
Accounts Receivable, Net	722,695	835,670
Inventories	187,970	102,322
Assets from Price Risk Management Activities	779,483	100,912
Income Taxes Receivable	27,053	110,370
Deferred Income Taxes	-	33,533
Other	59,939	55,001
Total	2,108,451	1,292,039

Property, Plant and Equipment
Oil and Gas Properties (Successful Efforts Method)	20,803,629	16,981,836
Other Property, Plant and Equipment	1,057,888	581,402
Total Property, Plant and Equipment	21,861,517	17,563,238
Less: Accumulated Depreciation, Depletion and Amortization	(8,204,215)	(7,133,984)
Total Property, Plant and Equipment, Net	13,657,302	10,429,254
Long-Term Assets Held for Sale	-	254,376
Other Assets	185,473	113,238
Total Assets	$15,951,226	$12,088,907

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$1,122,209	$1,152,140
Accrued Taxes Payable	86,265	104,647
Dividends Payable	33,461	22,045
Liabilities from Price Risk Management Activities	4,429	3,404
Deferred Income Taxes	368,231	108,980
Current Portion of Long-Term Debt	37,000	-
Other	113,321	82,954
Total	1,764,916	1,474,170

Long-Term Debt	1,860,000	1,185,000
Other Liabilities	498,291	368,336
Deferred Income Taxes	2,813,522	2,071,307

Stockholders' Equity
Preferred Stock, $0.01 Par, Zero Shares and 10,000,000 Shares
Authorized at December 31, 2008 and 2007, respectively:
Series B, Cumulative, $1,000 Liquidation Preference per Share,
Zero Shares and 5,000 Shares Outstanding at December 31,
2008 and 2007, respectively	-	4,977
Common Stock, $0.01 Par, 640,000,000 Shares Authorized:
249,758,577 Shares and 249,460,000 Shares
Issued at December 31, 2008 and 2007, respectively	202,498	202,495
Additional Paid In Capital	323,805	221,102
Accumulated Other Comprehensive Income	27,787	466,702
Retained Earnings	8,466,143	6,156,721
Common Stock Held in Treasury, 126,911 Shares and 2,935,313 Shares
at December 31, 2008 and 2007, respectively	(5,736)	(61,903)
Total Stockholders' Equity	9,014,497	6,990,094
Total Liabilities and Stockholders' Equity	$15,951,226	$12,088,907

EOG RESOURCES, INC.
SUMMARY STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Twelve Months
	Ended December 31,
	2008	2007
Cash Flows from Operating Activities
Reconciliation of Net Income to Net Cash Provided by Operating Activities:
Net Income	$2,436,919	$1,089,918
Items Not Requiring (Providing) Cash
Depreciation, Depletion and Amortization	1,326,875	1,065,545
Impairments	192,859	147,517
Stock-Based Compensation Expenses	97,493	67,253
Deferred Income Taxes	1,133,630	426,827
Other, Net	(138,392)	(44,138)
Dry Hole Costs	55,167	115,382
Mark-to-Market Commodity Derivative Contracts
Total Gains	(597,911)	(93,108)
Realized (Losses) Gains	(136,625)	127,969
Other, Net	13,229	24,268
Changes in Components of Working Capital and Other Assets and Liabilities
Accounts Receivable	95,165	(85,024)
Inventories	(92,049)	9,638
Accounts Payable	30,253	228,354
Accrued Taxes Payable	66,021	(40,002)
Other Assets	(10,715)	(8,416)
Other Liabilities	9,061	12,614
Changes in Components of Working Capital Associated with
Investing and Financing Activities	152,269	(143,594)
Net Cash Provided by Operating Activities	4,633,249	2,901,003

Investing Cash Flows
Additions to Oil and Gas Properties	(4,718,860)	(3,401,986)
Additions to Other Property, Plant and Equipment	(476,611)	(277,076)
Proceeds from Sales of Assets	383,559	83,295
Changes in Components of Working Capital Associated with
Investing Activities	(152,374)	143,668
Other, Net	(2,232)	(3,675)
Net Cash Used in Investing Activities	(4,966,518)	(3,455,774)

Financing Cash Flows
Long-Term Debt Borrowings	750,000	610,000
Long-Term Debt Repayments	(38,000)	(158,442)
Dividends Paid	(115,204)	(84,020)
Redemptions of Preferred Stock	(5,395)	(51,197)
Excess Tax Benefits from Stock-Based Compensation	6,446	27,339
Treasury Stock Purchased	(17,834)	(7,638)
Proceeds from Stock Options Exercised and Employee Stock Purchase Plan	72,572	55,320
Debt Issuance Costs	(7,585)	(5,206)
Other, Net	105	(71)
Net Cash Provided by Financing Activities	645,105	386,085

Effect of Exchange Rate Changes on Cash	(34,756)	4,662

Increase (Decrease) in Cash and Cash Equivalents	277,080	(164,024)
Cash and Cash Equivalents at Beginning of Period	54,231	218,255
Cash and Cash Equivalents at End of Period	$331,311	$54,231

EOG RESOURCES, INC.
QUANTITATIVE RECONCILIATION OF ADJUSTED NET INCOME AVAILABLE TO COMMON STOCKHOLDERS (Non-GAAP)
TO NET INCOME AVAILABLE TO COMMON STOCKHOLDERS (GAAP)
(Unaudited; in thousands, except per share data)

The following chart adjusts three-month and twelve-month periods ended December 31, 2008 and 2007, reported Net Income Available to Common Stockholders (GAAP) to reflect actual net cash realized from financial commodity price transactions by eliminating the unrealized mark-to-market gains from these transactions and to eliminate the gain on the sale of Appalachian assets in the first quarter of 2008, to add the premium and fees for preferred stock redemptions in the third and fourth quarter of 2007, and to eliminate the effect of the income tax rate reductions enacted by the Canadian federal government in the second and fourth quarters of 2007. EOG believes this presentation may be useful to investors who follow the practice of some industry analysts who adjust reported company earnings to match realizations to production settlement months and make certain other adjustments to exclude one-time items. EOG management uses this information for comparative purposes within the industry.

	Quarter		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007

Reported Net Income Available to Common Stockholders (GAAP)	$461,472	$358,034	$2,436,476	$1,083,255

Mark-to-Market (MTM) Commodity Derivative Contracts Impact
Total Gains	(528,844)	(45,215)	(597,911)	(93,108)
Realized Gains (Losses)	100,701	28,782	(136,625)	127,969
Subtotal	(428,143)	(16,433)	(734,536)	34,861

After Tax MTM Impact	(275,510)	(10,575)	(472,674)	22,433

Add: Premium and Fees for Preferred Stock Redemptions	-	2,296	-	2,937
Less: Gain on Sale of Appalachian Assets, Net of Tax	-	-	(84,748)	-
Less: Tax Benefit Related to Canadian Federal Tax Rate Reduction	-	(30,338)	-	(34,419)

Adjusted Net Income Available to Common Stockholders (Non-GAAP)	$185,962	$319,417	$1,879,054	$1,074,206

Net Income Per Share Available to Common Stockholders (GAAP)
Basic	$1.86	$1.46	$9.88	$4.45
Diluted	$1.84	$1.44	$9.72	$4.37

Adjusted Net Income Per Share Available to Common Stockholders (Non-GAAP)
Basic	$0.75	$1.31	$7.62	$4.41
Diluted	$0.74	$1.29	$7.50	$4.34

Average Number of Shares Outstanding
Basic	247,672	244,440	246,662	243,469
Diluted	250,162	248,537	250,542	247,637

EOG RESOURCES, INC.
QUANTITATIVE RECONCILIATION OF DISCRETIONARY CASH FLOW AVAILABLE TO COMMON STOCKHOLDERS (Non-GAAP)
TO NET CASH PROVIDED BY OPERATING ACTIVITIES (GAAP)
(Unaudited; in thousands)

The following chart reconciles three-month and twelve-month periods ended December 31, 2008 and 2007, Net Cash Provided by Operating Activities (GAAP) to Discretionary Cash Flow Available to Common Stockholders (Non-GAAP). EOG believes this presentation may be useful to investors who follow the practice of some industry analysts who adjust Net Cash Provided by Operating Activities for Exploration Costs (excluding Stock-Based Compensation Expenses), Changes in Components of Working Capital and Other Assets and Liabilities, Changes in Components of Working Capital Associated with Investing and Financing Activities and Preferred Stock Dividends. EOG management uses this information for comparative purposes within the industry.

	Quarter		Twelve Months
	Ended December 31,		Ended December 31,
	2008	2007	2008	2007
Net Cash Provided by Operating Activities (GAAP)	$1,033,563	$748,558	$4,633,249	$2,901,003

Adjustments
Exploration Costs (excluding Stock-Based Compensation Expenses)	43,448	40,275	175,357	137,117
Changes in Components of Working Capital and Other Assets and Liabilities
Accounts Receivable	(315,112)	163,307	(95,165)	85,024
Inventories	46,695	(5,406)	92,049	(9,638)
Accounts Payable	191,196	(185,524)	(30,253)	(228,354)
Accrued Taxes Payable	69,726	17,168	(66,021)	40,002
Other Assets	(8,041)	636	10,715	8,416
Other Liabilities	(12,458)	(9,882)	(9,061)	(12,614)
Changes in Components of Working Capital Associated
with Investing and Financing Activities	(137,880)	99,280	(152,269)	143,594
Preferred Stock Dividends	-	(3,161)	(443)	(6,663)

Discretionary Cash Flow Available to Common Stockholders (Non-GAAP)	$911,137	$865,251	$4,558,158	$3,057,887

EOG RESOURCES, INC.
QUANTITATIVE RECONCILIATION OF AFTER-TAX INTEREST EXPENSE (Non-GAAP) AND NET DEBT (Non-GAAP)
AS USED IN THE CALCULATION OF RETURN ON CAPITAL EMPLOYED (ROCE) TO INTEREST
EXPENSE (GAAP) AND CURRENT AND LONG-TERM DEBT (GAAP), RESPECTIVELY
(Unaudited; in millions, except ratio data)

The following chart reconciles Interest Expense (GAAP) and Current and Long-Term Debt (GAAP) to After-Tax Interest Expense (Non-GAAP) and Net Debt (Non-GAAP), respectively, as used in the Return on Capital Employed (ROCE) calculation. EOG believes this presentation may be useful to investors who follow the practice of some industry analysts who utilize After-Tax Interest Expense and Net Debt in their ROCE calculation. EOG management uses this information for comparative purposes within the industry.

	1998	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008

Interest Expense		$61.8	$61.0	$45.1	$59.7	$58.7	$63.1	$62.5	$43.2	$46.8	$51.7
Tax Benefit Imputed (based on 35%)		(21.6)	(21.4)	(15.8)	(20.9)	(20.5)	(22.1)	(21.9)	(15.1)	(16.4)	(18.1)
After-Tax Interest Expense (Non-GAAP) - (a)		$40.2	$39.6	$29.3	$38.8	$38.2	$41.0	$40.6	$28.1	$30.4	$33.6

Net Income - (b)		$569.1	$396.9	$398.6	$87.2	$430.1	$624.9	$1,259.6	$1,299.9	$1,089.9	$2,436.9

Total Stockholders' Equity - (c)	$1,280.3	$1,129.6	$1,380.9	$1,642.7	$1,672.4	$2,223.4	$2,945.4	$4,316.3	$5,599.7	$6,990.1	$9,014.5

Current and Long-Term Debt	1,142.8	990.3	859.0	856.0	1,145.1	1,108.9	1,077.6	985.1	733.4	1,185.0	1,897.0
Less: Cash	(6.3)	(24.8)	(20.2)	(2.5)	(9.8)	(4.4)	(21.0)	(643.8)	(218.3)	(54.2)	(331.3)
Net Debt (Non-GAAP) - (d)	1,136.5	965.5	838.8	853.5	1,135.3	1,104.5	1,056.6	341.3	515.1	1,130.8	1,565.7

Total Capitalization (Non-GAAP) - (c) + (d)	$2,416.8	$2,095.1	$2,219.7	$2,496.2	$2,807.7	$3,327.9	$4,002.0	$4,657.6	$6,114.8	$8,120.9	$10,580.2

Average Total Capitalization (Non-GAAP)* - (e)		$2,256.0	$2,157.4	$2,358.0	$2,652.0	$3,067.8	$3,665.0	$4,329.8	$5,386.2	$7,117.9	$9,350.6

Return on Capital Employed (ROCE) - [(a) + (b)] / (e)		27.0%	20.2%	18.1%	4.8%	15.3%	18.2%	30.0%	24.7%	15.7%	26.4%

Average ROCE 1999 - 2008											20.0%

*Average of "Total Capitalization (Non-GAAP)" for the current and immediately preceding year

EOG RESOURCES, INC.
QUANTITATIVE RECONCILIATION OF AFTER-TAX INTEREST EXPENSE (Non-GAAP), NET
DEBT (Non-GAAP) AND ADJUSTED NET INCOME (Non-GAAP) AS USED IN THE
CALCULATIONS OF RETURN ON CAPITAL EMPLOYED (ROCE) TO INTEREST
EXPENSE (GAAP), CURRENT AND LONG-TERM DEBT (GAAP) AND
NET INCOME (GAAP), RESPECTIVELY
(Unaudited; in millions, except ratio data)

The following chart reconciles Interest Expense (GAAP), Current and Long-Term Debt (GAAP) and Net Income (GAAP) to After-Tax Interest Expense (Non-GAAP), Net Debt (Non-GAAP) and Adjusted Net Income (Non-GAAP), respectively, as used in the Return on Capital Employed (ROCE) calculations. EOG believes this presentation may be useful to investors who follow the practice of some industry analysts who utilize After-Tax Interest Expense, Net Debt and Adjusted Net Income in their ROCE calculations. EOG management uses this information for comparative purposes within the industry.

	2007	2008

Interest Expense		$51.7
Tax Benefit Imputed (based on 35%)		(18.1)
After-Tax Interest Expense (Non-GAAP) - (a)		$33.6

Reported Net Income - (b)		$2,436.9
After-Tax Mark-to-Market Impact		(472.7)
After-Tax Gain on Sale of Appalachian Assets		(84.7)
Adjusted Net Income (Non-GAAP) (c)		$1,879.5

Total Stockholders' Equity - (d)	$6,990.1	$9,014.5

Current and Long-Term Debt	$1,185.0	$1,897.0
Less: Cash	(54.2)	(331.3)
Net Debt (Non-GAAP) - (e)	$1,130.8	$1,565.7

Total Capitalization (Non-GAAP) - (d) + (e)	$8,120.9	$10,580.2

Average Total Capitalization (Non-GAAP)* - (f)		$9,350.6

Return on Capital Employed (ROCE) - GAAP
Net Income [(a) + (b)] / (f)		26.4%

Return on Capital Employed (ROCE) - Non-GAAP
Adjusted Net Income [(a) + (c)] / (f)		20.5%

*Average of "Total Capitalization (Non-GAAP)" for the current and immediately preceding year

EOG RESOURCES, INC.
RESERVES SUPPLEMENTAL DATA
(Unaudited)

2008 NET PROVED RESERVES RECONCILIATION SUMMARY
	United		North		Other	Total
NATURAL GAS (Bcf)	States	Canada	America	Trinidad	Int'l	Int'l	Total
Beginning Reserves	4,220.1	1,219.8	5,439.9	1,216.3	12.9	1,229.2	6,669.1
Revisions	(110.3)	22.9	(87.4)	62.2	(4.2)	58.0	(29.4)
Purchases in place	31.0	15.0	46.0	-	12.2	12.2	58.2
Extensions, discoveries and other additions	1,384.4	60.6	1,445.0	-	-	-	1,445.0
Sales in place	(200.2)	-	(200.2)	-	-	-	(200.2)
Production	(436.0)	(81.1)	(517.1)	(80.4)	(6.0)	(86.4)	(603.5)

Ending Reserves	4,889.0	1,237.2	6,126.2	1,198.1	14.9	1,213.0	7,339.2

LIQUIDS (MMBbls) (a)
Beginning Reserves	160.0	10.4	170.4	8.9	-	8.9	179.3
Revisions	(1.6)	0.9	(0.7)	0.4	-	0.4	(0.3)
Purchases in place	-	-	-	0.2	0.1	0.3	0.3
Extensions, discoveries and other additions	67.9	0.9	68.8	-	-	-	68.8
Sales in place	(0.5)	-	(0.5)	-	-	-	(0.5)
Production	(20.0)	(1.4)	(21.4)	(1.2)	-	(1.2)	(22.6)

Ending Reserves	205.8	10.8	216.6	8.3	0.1	8.4	225.0

NATURAL GAS EQUIVALENTS (Bcfe)
Beginning Reserves	5,180.2	1,282.0	6,462.2	1,269.7	13.2	1,282.9	7,745.1
Revisions	(119.9)	28.1	(91.8)	64.7	(4.3)	60.4	(31.4)
Purchases in place	31.1	15.0	46.1	1.1	12.5	13.6	59.7
Extensions, discoveries and other additions	1,791.6	66.1	1,857.7	-	-	-	1,857.7
Sales in place	(203.2)	-	(203.2)	-	-	-	(203.2)
Production	(555.8)	(89.2)	(645.0)	(87.4)	(6.1)	(93.5)	(738.5)

Ending Reserves	6,124.0	1,302.0	7,426.0	1,248.1	15.3	1,263.4	8,689.4

Net Proved Developed Reserves (Bcfe)
At December 31, 2007	3,861.5	1,140.3	5,001.8	960.0	13.2	973.2	5,975.0
At December 31, 2008	4,502.3	1,166.2	5,668.5	929.6	15.3	944.9	6,613.4

(a) Includes crude oil, condensate and natural gas liquids.

2008 EXPLORATION AND DEVELOPMENT EXPENDITURES ($ in millions)

Acquisition Cost of Unproved Properties	$376.0	$141.1	$517.1	$0.3	$3.4	$3.7	$520.8
Exploration Costs	550.7	95.6	646.3	6.7	16.7	23.4	669.7
Development Costs	3,298.5	243.1	3,541.6	70.7	-	70.7	3,612.3

Total Drilling	4,225.2	479.8	4,705.0	77.7	20.1	97.8	4,802.8

Acquisition Cost of Proved Properties	69.6	14.1	83.7	14.8	10.3	25.1	108.8

Total Exploration & Development Expenditures	4,294.8	493.9	4,788.7	92.5	30.4	122.9	4,911.6

Gathering, Processing and Other	474.6	1.2	475.8	0.3	0.4	0.7	476.5
Asset Retirement Costs	107.1	38.4	145.5	28.7	7.2	35.9	181.4

Total Expenditures	4,876.5	533.5	5,410.0	121.5	38.0	159.5	5,569.5

Proceeds from Sales in Place	(419.1)	(3.8)	(422.9)	-	-	-	(422.9)

Net Expenditures	$4,457.4	$529.7	$4,987.1	$121.5	$38.0	$159.5	$5,146.6

RESERVE REPLACEMENT COSTS ($ / Mcfe) *
Total Drilling, Before Revisions	$2.36	$7.26	$2.53	$-	$-	$-	$2.59
All-in Total, Net of Revisions	$2.52	$4.52	$2.64	$1.41	$-	$1.66	$2.60

RESERVE REPLACEMENT *
Drilling Only	322%	74%	288%	0%	-	0%	252%
All-in Total, Net of Revisions & Dispositions	270%	122%	249%	75%	-	79%	228%

* See attached reconciliation schedule for calculation methodology

EOG RESOURCES, INC.
QUANTITATIVE RECONCILIATION OF TOTAL EXPLORATION AND DEVELOPMENT EXPENDITURES
FOR DRILLING ONLY (Non-GAAP) AND TOTAL EXPLORATION AND DEVELOPMENT EXPENDITURES (Non-GAAP)
AS USED IN THE CALCULATION OF RESERVE REPLACEMENT COSTS ($ / MCFE)
TO TOTAL COSTS INCURRED IN EXPLORATION AND DEVELOPMENT ACTIVITIES (GAAP)
(Unaudited; in millions, except ratio information)

The following chart reconciles Total Costs Incurred in Exploration and Development Activities (GAAP) to Total Exploration and Development Expenditures for Drilling Only (Non-GAAP) and Total Exploration and Development Expenditures (Non-GAAP), as used in the calculation of Reserve Replacement Costs per Mcfe. There are numerous ways that industry participants present Reserve Replacement Costs, including "Drilling Only" and "All-In", which reflect total exploration and development expenditures divided by total net reserve additions from extensions and discoveries only, or from all sources. Combined with Reserve Replacement, these statistics provide management and investors with an indication of the results of the current year capital investment program. Reserve Replacement Cost statistics are widely recognized and reported by industry participants and are used by EOG management and other third parties for comparative purposes within the industry. Please note that the actual cost of adding reserves will vary from the reported statistics due to timing differences in reserve bookings and capital expenditures.  Accordingly, some analysts use three or five year averages of reported statistics, while others prefer to estimate future costs.  EOG has not included future capital costs to develop proved undeveloped reserves in Total Exploration & Development Expenditures.

	United		North		Other	Total
	States	Canada	America	Trinidad	Int'l	Int'l	Total
Total Costs Incurred in Exploration and
Development Activities (GAAP)	$4,401.9	$532.3	$4,934.2	$121.2	$37.6	$158.8	$5,093.0

Less: Asset Retirement Costs	(107.1)	(38.4)	(145.5)	(28.7)	(7.2)	(35.9)	(181.4)
Less: Acquisition Cost of Proved Properties	(69.6)	(14.1)	(83.7)	(14.8)	(10.3)	(25.1)	(108.8)

Total Exploration & Development Expenditures
for Drilling Only (Non-GAAP) (a)	$4,225.2	$479.8	$4,705.0	$77.7	$20.1	$97.8	$4,802.8

Total Costs Incurred in Exploration and
Development Activities (GAAP)	$4,401.9	$532.3	$4,934.2	$121.2	$37.6	$158.8	$5,093.0

Less: Asset Retirement Costs	(107.1)	(38.4)	(145.5)	(28.7)	(7.2)	(35.9)	(181.4)

Total Exploration & Development Expenditures (Non- GAAP) (b)	$4,294.8	$493.9	$4,788.7	$92.5	$30.4	$122.9	$4,911.6

Net Reserve Additions From All Sources
- Natural Gas Equivalents (Bcfe)
Revisions due to price (c)	(154.9)	(19.7)	(174.6)	99.6	-	99.6	(75.0)
Revisions other than price	35.0	47.8	82.8	(34.9)	(4.3)	(39.2)	43.6
Purchases in place	31.1	15.0	46.1	1.1	12.5	13.6	59.7
Extensions, discoveries and other additions (d)	1,791.6	66.1	1,857.7	-	-	-	1,857.7

Total Reserve Additions (e)	1,702.8	109.2	1,812.0	65.8	8.2	74.0	1,886.0

Sales in place	(203.2)	-	(203.2)	-	-	-	(203.2)

Net Reserve Additions From All Sources (f)	1,499.6	109.2	1,608.8	65.8	8.2	74.0	1,682.8

Production (g)	555.8	89.2	645.0	87.4	6.1	93.5	738.5

RESERVE REPLACEMENT COSTS ($ / Mcfe)
Total Drilling, Before Revisions (a / d)	$2.36	$7.26	$2.53	$-	$-	$-	$2.59
All-in Total, Net of Revisions (b / e)	$2.52	$4.52	$2.64	$1.41	$-	$1.66	$2.60
All-in Total, Excluding Revisions Due to Price (b / (e - c))	$2.31	$3.83	$2.41	$(2.74)	$3.71	$(4.80)	$2.50

RESERVE REPLACEMENT
Drilling Only (d / g)	322%	74%	288%	-	-	-	252%
All-in Total, Net of Revisions & Dispositions (f / g)	270%	122%	249%	75%	-	79%	228%
All-in Total, Excluding Revisions Due to Price ((f - c) / g)	298%	145%	276%	-39%	134%	-27%	238%

EOG RESOURCES, INC.
QUANTITATIVE RECONCILIATION OF NET DEBT (Non-GAAP) AND TOTAL
CAPITALIZATION (Non-GAAP) AS USED IN THE CALCULATION OF
THE NET DEBT-TO-TOTAL CAPITALIZATION RATIO
TO CURRENT AND LONG-TERM DEBT (GAAP) AND TOTAL CAPITALIZATION (GAAP)
(Unaudited; in millions, except ratio information)

The following chart reconciles Current and Long-Term Debt (GAAP) to Net Debt (Non-GAAP) and Total Capitalization (GAAP) to Total Capitalization (Non-GAAP), as used in the Net Debt-to-Total Capitalization ratio calculation. A portion of the cash is associated with international subsidiaries; tax considerations may impact debt paydown. EOG believes this presentation may be useful to investors who follow the practice of some industry analysts who utilize Net Debt in their Net Debt-to-Total Capitalization ratio calculation. EOG management uses this information for comparative purposes within the industry.

	12/31/2008	12/31/2007

Total Stockholders' Equity (GAAP) - (a)	$9,014	$6,990

Current and Long-Term Debt (GAAP) - (b)	1,897	1,185
Less: Cash (GAAP)	(331)	(54)
Net Debt (Non-GAAP) - (c)	1,566	1,131

Total Capitalization (Non-GAAP) - (a) + (c)	$10,580	$8,121

Total Capitalization (GAAP) - (a) + (b)	$10,911	$8,175

Net Debt-to-Total Capitalization (Non-GAAP) - (c) / [(a) + (c)]	15%	14%

Debt-to-Total Capitalization (GAAP) - (b) / [(a) + (b)]	17%	14%